Exhibit 10.10

CONFIDENTIAL

CLINICAL COLLABORATION AGREEMENT

This Clinical Collaboration Agreement (this “Agreement”), made as of August 16, 2018 (the “Effective Date”), is by and between SpringWorks Subsidiary 3, PBC, a public benefit corporation organized under the laws of Delaware (“SpringWorks”), and BeiGene, Ltd., a corporation organized under the laws of the Cayman Islands having its principal address at Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman, Cayman Islands KY1-1108 (“BeiGene”). BeiGene and SpringWorks are each referred to herein as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, SpringWorks is developing its proprietary compound designated as PD-0325901 as further described in Part I of Exhibit A (the “SpringWorks Compound”);

WHEREAS, BeiGene is developing the proprietary compound designated as BGB-283 as further described in Part II of Exhibit A (the “BeiGene Compound,” with the BeiGene Compound and the SpringWorks Compound referred to generically as a “Compound”);

WHEREAS, the Parties initially desire for BeiGene to conduct a clinical study of the combination of the BeiGene Compound and the SpringWorks Compound, which study will be a single arm of the clinical trial described on Exhibit B (such combination study, the “Study”); and

WHEREAS, the Parties will share equally the costs associated with the Study, and BeiGene will supply the BeiGene Compound and SpringWorks will supply the SpringWorks Compound for purposes of the Study, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the following mutual promises, covenants and conditions and any sums to be paid, the Parties hereto agree as follows:

1.          Governance and Protocol.

(a)          Joint Steering Committee. The Parties shall form a joint steering committee (the “JSC”), made up of an equal number (not more than two (2)) of representatives of each of SpringWorks and BeiGene, which shall have responsibility for reviewing and approving, and coordinating, all activities with respect to the Study, including reviewing and reconciling all Shared Costs and approving all Budgets. The JSC shall meet as soon as practicable after the Effective Date and then no less than each calendar quarter, and more often as reasonably considered necessary at the request of either Party. The JSC may meet in person or by means of teleconference, videoconference or other agreed manner. For those matters identified in this Agreement, or otherwise agreed in writing between the Parties, to require JSC approval, such approval requires unanimous agreement among all of the members, and the Parties shall use good faith efforts to reach a unanimous decision as expeditiously as possible; neither Party shall have any tie-breaking vote but instead will be subject to Article 15. It is understood and agreed that all decisions regarding the Study and Protocol and performance thereof shall be made by mutual agreement of the Parties acting jointly through the JSC; without limiting the generality of the foregoing, absent a JSC decision to the contrary and other than for supply of the Compounds, all documents, all third party contracts, and all regulatory submissions and interactions, in each case pertaining to the Study or Protocol, shall be prepared jointly by, or engaged in jointly, by the Parties and shall require approval by the JSC.

(b)          Protocol. BeiGene shall hold the Investigational New Drug Application (as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, “IND”) relating to the Study and shall act as the sponsor of the Study. BeiGene shall not transfer the IND (except in connection with the assignment of this Agreement pursuant to Section 13) to any Affiliate or third party without SpringWorks prior written consent (which, solely as necessary for performance of the Study, will not be unreasonably withheld, delayed or conditioned). BeiGene and SpringWorks shall jointly prepare a protocol for the Study that is consistent with the description on Exhibit B (“Protocol”), and the final draft of the Protocol shall be submitted to the JSC for its review and approval. Any material changes to the Protocol will be provided to the JSC 30 days in advance (in electronic form) of submitting such changes to any applicable regulatory agency or institutional review board (“IRB”), or if not available 30 days in advance, as soon as reasonably available so that the JSC may approve any such material change, including any cohort expansion or adjustment to dosing regiments. Neither Party may use or perform the Protocol, or submit the Protocol (or any change thereto), unless previously approved by the JSC. The Parties acknowledge that the Protocol and all amendments shall be (i) considered the Confidential Information of each Party subject to Article 7 and (ii) subject to the input of, and amendments by, any applicable regulatory authority or IRB and the terms and conditions of the clinical trial agreement(s) under which the Study is being performed, all of which under this clause (ii) will require to be accepted by the JSC to be included as part of the Protocol. No Compound of the other Party, nor any Confidential Information of the other Party, nor any Study Results or Joint Inventions, in each case shall be used or disclosed by a Party (or any of their Affiliates or subcontractors, licensees or sublicensees) except for the performance of the Study or as otherwise expressly permitted hereunder. In the event of a conflict between the Protocol and this Agreement, the terms of this Agreement shall govern, except in the case of matters related directly to Study procedures themselves, with respect to which the terms of the Protocol (as approved in accordance with this Section 1(b)) shall govern.

2.          Conduct of the Study; Costs; Fixed Dose Formulation Work.

(a)          Conduct of the Study. BeiGene will perform (or have performed on its behalf through its Affiliate(s) or permitted subcontractor(s)) the Study in accordance with the Protocol and this Agreement; provided, that, the Parties may elect by mutual agreement to have SpringWorks perform some parts of the Study. Each Party shall comply with all applicable laws, rules and regulations in connection with the conduct of its obligations under the Protocol and its portion of the Study. Information disclosed to either Party regarding the Study in meetings or other updates shall be the Confidential Information of each Party subject to Article 7. Each Party will use commercially reasonable efforts to perform its obligations under the Protocol and its portion of the Study. The Parties acknowledge that, due to the adaptive design of the Study, Exhibit B and the corresponding Budget may need to be modified to reflect expansion or extension of the Study (e.g., in success scenarios (to be mutually agreed by the Parties) or due to potential compounding toxicity resulting in extended dose escalation). In such event, the Parties shall jointly prepare a proposed modification to Exhibit B and corresponding Budget for submission to the JSC, and the JSC shall promptly meet to review and consider such modifications.

(b)          Shared Costs.

(i)          Subject to this Section 2(b), each Party will be solely responsible for its costs associated with manufacturing and supplying its Compound for the Study. All Shared Costs (as defined below) will be shared equally between the Parties subject to the budgeting process described below (with the understanding that any other costs accrued by a Party will be the sole responsibility of such Party).

(ii)         For purposes of this Agreement, the following terms shall have the following meanings:

“Shared Costs” means (i) those out-of-pocket costs and expenses paid to any third party in accordance any agreement between a Party and such third party pursuant to which such third party agrees to conduct a portion of, or provide services with respect to, the Study and solely to the extent such costs and expenses are approved by the JSC and do not exceed the amounts included in the Budget for that period; and (ii) the FTE Cost for the number of FTEs actually used in the conduct of the Study in the specified period, solely to the extent such FTE Cost does not exceed the amount specified in the Budget for that period.

“FTE” means a full-time person, or in the case of less than a full-time person, a full-time equivalent scientific or technical person year, carried out by an appropriately qualified employee or consultant of a Party or its Affiliates, based on one thousand eight hundred (1,800) person-hours per year. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. Indirect personnel (including support functions such as managerial, financial, legal, or business development) will not constitute FTEs. In no event will one person be counted as greater than one (1) FTE.

FTE Rate” means the rate specified on Exhibit C per one (1) full FTE per full twelve (12) month calendar year, [***] , including personnel and travel expenses. Starting January 1, 2019, the foregoing rate will adjust on January 1 of each calendar year by an amount equal to the change, if any, in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, calculated by the Bureau of Labor Statistics during the immediately preceding calendar year.

“FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs used in such period.

(iii)        Within twenty (20) days following the end of each calendar quarter commencing with the first full calendar quarter following the Effective Date, each Party shall submit to the JSC a written report setting forth in reasonable detail all Shared Costs incurred by each such Party over such calendar quarter. Within twenty (20) days following the receipt by the JSC of such written reports, the JSC shall prepare and submit to each Party a written report setting forth in reasonable detail (A) the calculation of all such Shared Costs incurred by both Parties over such calendar quarter and (B) the calculation of the net amount owed by SpringWorks to BeiGene or BeiGene to SpringWorks in order to ensure the appropriate sharing of such Shared Costs in accordance with this Section 2(b). The Party that is due for reimbursement of Shared Costs in the preceding calendar quarter shall invoice the other Party. Such payments by one Party to reimburse the other Party’s Shared Costs for the purposes of cost sharing under this Agreement shall be paid within thirty (30) days of receipt of the invoice. In the event that a Party disputes in good faith the amount of the reported Shared Costs, that Party shall first pay the disputed amount and, subject to the foregoing, submit the disputed matter to the JSC for resolution.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iv)        Subject to subsection (iii), if any amounts payable by one Party to the other Party under this Agreement are not paid when due, such outstanding amounts shall accrue interest (from the date such amounts were due through and including the date upon which full payment is made) at the prime rate as reported by the Wall Street Journal (U.S., Western Edition) on the date such payment is due, plus an additional 1%, or the maximum rate permitted by applicable law, whichever is less.

(c)          Budget and Audit Right. At least ninety (90) days before each January 1 during the Term, the Parties will prepare, and the JSC will approve, a budget that sets out the estimated aggregate Shared Costs to be incurred, and the estimated quantity of each Compound required for the succeeding calendar year, on a calendar quarter-by-calendar quarter basis (the “Budget”). The initial Budget for the Study is attached as Exhibit D. No costs will be shared by the Parties unless included as an estimated Shared Cost in the applicable Budget, as described above. Either Party shall have the right to request a modification of the Budget at any time during the Term and the JSC will promptly meet to review and consider such modification. Each Party will keep complete, true, and accurate books and records in relation to all Shared Costs. Each Party will keep such books and records for at least three (3) years following the calendar year to which they pertain. Each Party (the “Auditing Party”) may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”) that is reasonably acceptable to the other Party (the “Audited Party”) to inspect the relevant records of such Audited Party and its Affiliates to verify the Shared Costs of the Audited Party and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor will execute an undertaking acceptable to the Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Each Party and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The Auditor will review the records solely to verify the accuracy of the Audited Party’s Shared Costs and its compliance with the financial terms of this Agreement. Such inspection right will not be exercised more than once in any calendar year and not more frequently than once with respect to records covering any specific period of time. In addition, the Auditing Party will only be entitled to audit the books and records of the Audited Party from the three (3) calendar years prior to the calendar year in which the audit request is made. The Auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order. The Auditor will provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. In the event that the final result of the inspection reveals an error in the amount of Shared Costs reported by the Audited Party, (i) if the effect of the error resulted in an underpayment by the Auditing Party, the Auditing Party shall promptly pay the Audited Party the underpayment amount and (ii) if the effect of the error resulted in an overpayment by the Auditing Party, the Audited Party shall promptly pay the Auditing Party the overpayment amount. The Auditing Party will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder. In addition, if the audit discloses an error by the Audited Party of at least [***] of the aggregate amount of the Shared Costs in any calendar year subject to that audit, then the fees and expenses charged by the Auditor will be paid by the Audited Party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)          BeiGene Compound Supply for Fixed Dose Formulation Work. During the Term, BeiGene will supply to SpringWorks the quantities of BeiGene Compound specified on Exhibit E for use in the conduct of fixed-dose combination activities to be performed by or on behalf of SpringWorks in connection with the Study (such activities, the “Fixed Dose Formulation Work”). All BeiGene Compound supplied by BeiGene under this Section 2(d) shall (i) meet the specifications set forth on Exhibit E, and otherwise comply with those provisions of Section 6 applicable thereto, including, Sections 6(c), (d), (e) and (f) applied mutatis mutandis, and (ii) be supplied at BeiGene’s cost and expense other than the Purchased BeiGene Compound (as defined in Exhibit E) which shall be supplied at the corresponding Transfer Price as set forth in Exhibit E. SpringWorks shall only use such BeiGene Compound for the conduct of the Fixed Dose Formulation Work.

(e)          Exclusivity.

(i)          During the Exclusivity Term (as defined below), (A) SpringWorks and its Affiliates shall not (either alone, or in collaboration or by subcontract, license or sublicense with any others), clinically develop or commercialize the BeiGene Compound (in any form), except as expressly permitted by this Agreement or another written agreement between the Parties and (B) BeiGene and its Affiliates shall not (either alone, or in collaboration or by subcontract, license or sublicense with any others) clinically develop or commercialize the SpringWorks Compound (in any form), except as expressly permitted by this Agreement or another written agreement between the Parties. For purposes of this Agreement, “Exclusivity Term” means the longer of (i) [***] from the Effective Date or (ii) [***] after the end of the Term. This Section 2(e) shall survive any termination (for any reason) or expiration of this Agreement.

(ii)         Without limiting Section 2(e)(i) above, during the period commencing on the Effective Date and continuing until the earlier of (A) [***] after the date of [***] and (B) [***], neither Party nor its Affiliates shall (either alone, or in collaboration or by subcontract, license or sublicense with any others), clinically develop (or prepare to clinically develop) or commercialize the combination of any selective [***] in any form, or any products comprising, incorporating or containing any such combination, except as expressly permitted by this Agreement or another written agreement between the Parties.

3.          Expansion. In the event that the Parties reasonably agree that the Study achieved the expansion criteria set forth in Exhibit F, the Parties will negotiate in good faith for a period of up to [***] a definitive agreement to provide for an expansion of the clinical collaboration and commercial relationship between the Parties based on the following principles: (a) [***], (b) [***], (c) decisions on [***] will be made on a joint basis, (d) the exclusivity between the Parties contemplated by Section 2(e) would continue for the longer of the Exclusivity Term or duration of the term of the definitive agreement, and (e) the Parties’ commercial operations will be subject to any applicable license agreements structured in a mutually agreeable manner based on the scope of the Parties’ respective fields, technology and territories. In the event the Parties are unable to reach agreement on such definitive agreement on or before such [***] period, then, to the extent that either Party wishes to clinically develop or commercialize the combination of the Compounds and the other Party does not, such other Party will [***].

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.          Regulatory, Quality and Pharmacovigilance.

(a)          Regulatory. As promptly as reasonably practicable following the Effective Date, SpringWorks shall submit a letter to the U.S. Food and Drug Administration (“FDA”) with respect to SpringWorks’ IND for the SpringWorks Compound permitting the FDA to access such IND for information about the SpringWorks Compound solely to the extent required for the performance of the Study. SpringWorks will provide a copy of such letter to BeiGene for BeiGene to submit with respect to the IND for the Study. SpringWorks will inform BeiGene in a timely manner of any changes to the SpringWorks Compound-related IND, or any guidance provided to investigators by the FDA relating to the SpringWorks Compound, to the extent regarding: (i) the safety of the SpringWorks Compound; (ii) pharmacology and non- clinical study results; (iii) updated investigator’s brochure(s); (iv) expedited safety reports; or (v) material manufacturing changes or issues that would reasonably be expected to affect the SpringWorks Compound supply or quality. BeiGene will inform SpringWorks in a timely manner of any changes to the BeiGene Compound-related IND, or any guidance provided to investigators by the FDA relating to the BeiGene Compound, to the extent regarding: (i) the safety of the BeiGene Compound; (ii) pharmacology and non-clinical study results; (iii) updated investigator’s brochure(s); (iv) expedited safety reports; or (v) material manufacturing changes or issues that would reasonably be expected to affect the BeiGene Compound supply or quality.

(b)          Quality Agreement. Within forty five (45) days from the Effective Date, the Parties shall enter into a quality agreement that shall address and govern issues related to the quality of SpringWorks Compound and BeiGene Compound supplied for use in the Study (“Quality Agreement”). The Quality Agreement shall, among other things: (i) describe each Party’s responsibilities to comply with cGMP (as cGMP/current good manufacturing practices are defined by applicable national and international regulatory authorities and advisory boards); (ii) include criteria for release and related certificates and documentation; (iii) include criteria and timeframes for acceptance of SpringWorks Compound and BeiGene Compound; (iv) detail classification of any non-conformance; (v) include procedures for the resolution of disputes regarding any SpringWorks Compounds and BeiGene Compounds found to have a non-conformance; and (vi) include provisions governing the recall of SpringWorks Compound or BeiGene Compound. In the event of any inconsistency between this Agreement and the Quality Agreement pertaining to quality matters, the Quality Agreement shall control and in all other circumstances this Agreement shall control. For clarity, where an issue is addressed in either this Agreement or the Quality Agreement and not addressed in the other, there is no inconsistency.

(c)          Pharmacovigilance Plan. The Parties shall meet to discuss in good faith, as soon as practical following the Effective Date, and mutually agree upon (no later than sixty (60) days following the Effective Date) a detailed pharmacovigilance plan relating to the Compounds, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/adverse events sufficient to permit each Party to comply with its regulatory and other legal obligations within applicable timeframes.

5.          Commencement and Termination.

(a)          Term. This Agreement begins on the Effective Date and shall continue in force until the earlier of (i) the date of termination of this Agreement by either Party in accordance with Section 5(b), (ii) the one-year anniversary of the date that BeiGene provides the final clinical study report for the Study to SpringWorks or (iii) the date of termination of the Study (the “Term”).

(b)          Termination. Either Party (the “Terminating Party”) may terminate this Agreement as follows: (i) upon thirty (30) days written notice to the other Party if the Terminating Party entirely ceases all development of its Compound; (ii) upon written notice to the other Party if the Terminating Party reasonably concludes that there is a patient safety issue with continuing the Study and has first raised such issue at the JSC; (iii) upon written notice to the other Party if a regulatory authority withdraws approval for a Compound or the Study; or (iv) upon written notice to the other Party in the event that such other Party is in material breach of this Agreement and has not cured such breach within thirty (30) days of receipt of a written notice from the Terminating Party regarding such breach and describing such breach in reasonable detail, subject to final resolution of any breach pursuant to Article 16.

(c)          Effects of Termination. Upon the early termination of this Agreement in accordance with Section 5(b), (i) except as expressly set forth in this Section (c), each Party’s use of the other Party’s Compound shall immediately terminate; (ii) BeiGene will immediately stop enrolling subjects into the Study and wind-down the Study, including to cease administering Compounds to Study subjects and conducting Study procedures on Study subjects, to the extent medically advisable, but in all cases in accordance with applicable laws, rules and regulations; (iii) the Parties shall submit a final reconciliation of all unpaid Shared Costs as provided in Section 2(b) and reconcile such unpaid Shared Costs; and (iv) each Party will return all unused Compound of the other Party to the other Party or destroy such Compound on the other Party’s written request. Notwithstanding the foregoing, in the event the Term ends pursuant to Section 5(a)(iii), this Agreement shall survive solely with respect to the Fixed Dose Formulation Work, including, BeiGene’s obligation to supply BeiGene Compound for such purposes, until completion or termination of such Fixed Dose Formulation Work by SpringWorks; provided, that, such supply shall be provided for a transfer price equal to [***] of BeiGene’s COGS (as defined in Exhibit E).

(d)          Survival. Notwithstanding the early termination or expiration of this Agreement, Articles 7, 8, 10, 12, 14, 16 and 19 and Sections 2(c), 2(e), the final sentence of Section 3 (until the termination or conclusion of any clinical trial involving the combination of the Compounds described in Section 3 initiated within one (1) year of such termination or expiration), 5(c), 5(d), 9(b) and 9(c) and Section 2(d) of Exhibit E shall survive the expiration or termination of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.          Supply and Use of Compounds.

(a)          Generally.

(i)          Supply by SpringWorks. SpringWorks shall provide BeiGene with the SpringWorks Compound in the form and amounts as set forth in the Protocol; provided, that, the Protocol has been approved by the JSC, and is being followed by BeiGene (as such Protocol is approved by any applicable IRB). SpringWorks hereby represents and warrants to BeiGene that, at the time of Delivery (as defined below) of the SpringWorks Compound, such SpringWorks Compound shall have been manufactured and supplied in compliance with: (A) the specifications for the SpringWorks Compound (as set forth in applicable regulatory approvals); (B) the Quality Agreement; and (C) all applicable laws, rules and regulations, including cGMP (as cGMP/current good manufacturing practices are defined by applicable national and international regulatory authorities and advisory boards) and health, safety and environmental protections. Without limiting the foregoing, SpringWorks is responsible for obtaining all regulatory approvals (including facility licenses) that are required to manufacture the SpringWorks Compound in accordance with applicable laws, rules and regulations (provided that, for clarity, BeiGene shall be responsible for obtaining regulatory approvals for the Study).

(ii)         Supply by BeiGene. BeiGene shall supply the BeiGene Compound in the form and amounts as set forth in the Protocol; provided, that, the Protocol has been approved by the JSC, and is being followed by BeiGene (as such Protocol is approved by any applicable IRB). BeiGene hereby represents and warrants to SpringWorks that, at the time the BeiGene Compound is included in the Study, such BeiGene Compound shall have been manufactured and supplied in compliance with: (A) the specifications for the BeiGene Compound (as set forth in applicable regulatory approvals); (B) the Quality Agreement; and (C) all applicable laws, rules and regulations, including cGMP (as cGMP/current good manufacturing practices are defined by applicable national and international regulatory authorities and advisory boards) and health, safety and environmental protections. Without limiting the foregoing, BeiGene is responsible for obtaining all regulatory approvals (including facility licenses) that are required to manufacture the BeiGene Compound in accordance with applicable laws, rules and regulations.

(b)          Shelf Life. SpringWorks shall supply the SpringWorks Compound hereunder (pursuant to one or more Deliveries as contemplated by Section 6(f)) with an adequate remaining shelf life at the time of such Delivery to meet applicable Study requirements for the portion of the Study for which such SpringWorks Compound is supplied. BeiGene shall supply the BeiGene Compound hereunder (pursuant to one or more Deliveries as contemplated by Section 6(f)) with an adequate remaining shelf life at the time of Delivery to meet applicable Study requirements and Fixed Dose Formulation Work requirements for the Fixed Dose Formulation Work or the portion of the Study for which such BeiGene Compound is supplied.

(c)          Delivery. SpringWorks will deliver the SpringWorks Compound [***] (INCOTERMS 2010) to BeiGene’s, or its designee’s, location as specified by BeiGene (“Delivery”) with respect to such SpringWorks Compound. BeiGene will: (i) take delivery of the SpringWorks Compound supplied hereunder; (ii) perform the acceptance procedures allocated to it under the Quality Agreement; and

(i)          subsequently label and pack the SpringWorks Compound for use at the Study sites. BeiGene will ensure that BeiGene has BeiGene Compound supply when required at BeiGene’s, or its designee’s, location, to meet applicable Study requirements.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)          Storage. BeiGene agrees to store (or to use commercially reasonable efforts to cause its contract service organization(s) to store) (i) the SpringWorks Compound supplied by SpringWorks in accordance with any reasonable storage requirements provided to BeiGene by SpringWorks and (ii) the BeiGene Compound as may be required to meet Study requirements.

(e)          Customs. Consistent with the [***] (INCOTERMS 2010) delivery terms specified in Section 6(c)), SpringWorks will ensure proper storage conditions for the SpringWorks Compound through customs. Customs documents shall be prepared in due time to secure a smooth transmission through customs which does not have a material impact on the SpringWorks Compound’s shelf-life.

(f)          Logistics. The Parties will agree on amounts of the SpringWorks Compound needed, on the procedures to be used for labeling, quality control and testing, and on the time schedules for supply of the SpringWorks Compound, and the Parties will agree on amounts of the BeiGene Compound needed, on the procedures to be used for labeling, quality control and testing, and on the time schedules for supply of the BeiGene Compound; provided, that, in any event, such amounts and timing will be adequate for the performance of the Protocol and Study.

(i)          The SpringWorks Compound shall be supplied in the form and with the documentation as follows:

(A)         SpringWorks Compound packed in [***].

(B)         Without limiting the requirements of the Quality Agreement, documentation for all SpringWorks Compound Delivered hereunder will include: (1) information on allowable temperature excursions; (2) batch confirmation; (3) TSE certification or TSE statement confirming no material from animal origin; (4) MSDS sheet (or equivalent) for safe handling information; (5) letter of cross-reference; (6) documentation to enable release of clinical trial material (e.g. certificate of compliance, certificate of analysis); and (7) an import license if required.

(ii)         The BeiGene Compound shall be supplied in the form and with the documentation as follows:

(A)         BeiGene Compound packed in [***].

(B)         Without limiting the requirements of the Quality Agreement, documentation for all BeiGene Compound Delivered hereunder will include: (1) information on allowable temperature excursions; (2) batch confirmation; (3) TSE certification or TSE statement confirming no material from animal origin; (4) MSDS sheet (or equivalent) for safe handling information; (5) letter of cross-reference;

(6) documentation to enable release of clinical trial material (e.g. certificate of compliance, certificate of analysis); and (7) an import license if required.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii)        BeiGene will provide SpringWorks with an IND number (for shipments of clinical material to the United States) and CTN number (for shipments of clinical material to Australia). BeiGene will obtain and maintain the documentation provided by SpringWorks as described in the foregoing clause (i)(B), and the IND and CTN numbers for BeiGene Compound.

(g)          Deviations. Subject to the terms and conditions of the Quality Agreement,

(i)          SpringWorks will notify BeiGene of any deviations, nonconformance, out of specification result or quality incident which has the potential to impact product quality or safety of the SpringWorks Compound or which otherwise indicates that the SpringWorks Compound may not meet the agreed upon quality standards and SpringWorks shall replace any such non-conforming SpringWorks Compound as soon as possible following provision of such notice to BeiGene.

(ii)         BeiGene will notify SpringWorks of any deviations or quality incident which it observes after the SpringWorks Compound has been Delivered to BeiGene which indicates that the SpringWorks Compound may not meet the agreed upon quality standards and SpringWorks shall replace any such non-conforming SpringWorks Compound as soon as possible following receipt of such notice from BeiGene, unless the deviation, non-conformance, out of specification result or quality incident is due to BeiGene.

(iii)        BeiGene will notify SpringWorks of any deviations, nonconformance, out of specification result or quality incident which has the potential to impact product quality or safety of any BeiGene Compound t or which otherwise indicates that the BeiGene Compound may not meet the agreed upon quality standards and BeiGene shall replace any such non-conforming BeiGene Compound as soon as possible following provision of such notice to SpringWorks.

(iv)        BeiGene will notify SpringWorks of any deviations or quality incident which it observes after the BeiGene Compound has been committed to the Study which indicates that the BeiGene Compound may not meet the agreed upon quality standards and BeiGene shall replace any such non-conforming BeiGene Compound as soon as possible following delivery of such notice to SpringWorks.

(v)         SpringWorks will notify BeiGene of any deviations or quality incident which it observes after the BeiGene Compound has been delivered to SpringWorks which indicates that the BeiGene Compound may not meet the agreed upon quality standards and BeiGene shall replace any such non-conforming BeiGene Compound as soon as possible following receipt of such notice from SpringWorks, unless the deviation, non-conformance, out of specification result or quality incident is due to SpringWorks.

(h)          Recalls. The decision to initiate a recall or withdrawal of the SpringWorks Compound will be, as between the Parties, the responsibility of SpringWorks at its sole cost and expense. The decision to initiate a recall or withdrawal of the BeiGene Compound will be, as between the Parties, the responsibility of BeiGene at its sole cost and expense. The responsibility for the actual stock recovery will be BeiGene’s. If a potential recall or withdrawal situation arises due to reasons associated with the SpringWorks Compound not as a result of any subsequent actions carried out by BeiGene, then SpringWorks will contact BeiGene as soon as possible to begin the recall or withdrawal process. If a potential recall or withdrawal situation arises due to reasons associated with the BeiGene Compound, then BeiGene will contact SpringWorks as soon as possible and begin the recall or withdrawal process immediately thereafter. If a situation arises that BeiGene reasonably determines necessitates a recall or withdrawal of SpringWorks Compound supplies from the Study sites, SpringWorks shall review the situation with BeiGene prior to initiating the retrieval. In the event that any recall or withdrawal of a SpringWorks Compound is undertaken for reasons relating to SpringWorks’ failure to manufacture or deliver such SpringWorks Compound in accordance with its specifications, this Agreement or the Quality Agreement, SpringWorks shall be responsible for the reasonable costs (both internal and external) that BeiGene incurs in connection with undertaking such recall or withdrawal. If a situation arises that BeiGene reasonably determines necessitates a recall or withdrawal of BeiGene Compound supplies from the Study sites, BeiGene shall review the situation with SpringWorks prior to initiating the retrieval. In the event that any recall or withdrawal of a BeiGene Compound is undertaken for reasons relating to BeiGene’s failure to manufacture or deliver such BeiGene Compound in accordance with its specifications, this Agreement or the Quality Agreement, BeiGene shall be responsible for the costs (both internal and external) that BeiGene incurs in connection with undertaking such recall or withdrawal.

7.          Confidentiality.

(a)          Obligations. BeiGene and SpringWorks each agrees to hold in confidence any Confidential Information (as defined below) provided by the other Party or its respective Affiliates (“Disclosing Party”) to each such Party (“Receiving Party”) and the Receiving Party shall not use Confidential Information of the Disclosing Party except for purposes of conducting the Study and performing such Party’s obligations, and exercising such Party’s rights, under this Agreement. The Receiving Party shall not, without the prior written permission of the Disclosing Party, disclose any Confidential Information to any third party except to the extent disclosure may be required by applicable law or as necessary for the conduct of the Study and provided that the Disclosing Party shall, to the extent reasonably practicable, provide reasonable advance notice to the other Party before making such disclosure, and provided, further, that such necessary disclosures to a third party will be under a written confidentiality agreement consistent with this Article 7. An “Affiliate” of a Party shall mean: (i) organizations, which directly or indirectly control such Party; (ii) organizations, which are directly or indirectly controlled by such Party; and (iii) organizations, which are controlled, directly or indirectly, by the ultimate parent company of such Party and “control” as used in the foregoing clauses (i) through (iii) is defined as owning more than 50% of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.

(b)          Confidential Information.         “Confidential Information” means any information of a Party that is not presently in the public domain, and is disclosed by the Disclosing Party to the Receiving Party pursuant to this Agreement. The Study Results and Joint Inventions, and the terms of this Agreement, will be treated as Confidential Information of each Party (and only clause (ii) below will apply to the Study Results and Joint Inventions). The obligations of a Receiving Party as set forth in this Article 6 shall not extend to any portion of the Disclosing Party’s Confidential Information which: (i) is disclosed to the Receiving Party by a third party who has no obligation of confidentiality to the Disclosing Party with respect thereto; or (ii) is or becomes lawfully part of the public domain or otherwise available to the public by reason of acts not attributable to the Receiving Party; or (iii) is developed independently by the Receiving Party without access to or use of the Disclosing Party’s Confidential Information; or (iv) is in the Receiving Party’s possession prior to disclosure by the Disclosing Party as evidenced by the Receiving Party’s written records.

(c)          Limited Disclosure. Each Receiving Party shall only share the other Party’s Confidential Information (including, for clarity, any Confidential Information that is Confidential Information of both Parties) (i) within its organization to those individuals who need to know such information for purposes of performing its obligations under this Agreement and who are bound by written obligations of confidentiality and non-use no less restrictive than those contained herein, and (ii) to any bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources, and any bona fide actual or prospective subcontractors, collaborators, licensors, sublicensees, licensees, or strategic partners, and to employees, directors, agents, consultants, and advisers of any such third parties, in each case, and who are bound by written obligations of confidentiality and non-use no less restrictive than those contained herein (but for this clause (ii) of duration customary in confidentiality agreements entered into for a similar purpose).

(d)          Duration. The confidentiality, non-use and non-disclosure obligations of this Agreement shall remain effective for a period of seven (7) years after termination or expiration of this Agreement; provided, that, any Confidential Information which constitutes a trade secret of a Party shall remain subject to this Section for as long as such Confidential Information continues to qualify as a trade secret under applicable law.

(e)          Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such data.

(f)          Prior CDAs. All Confidential Information disclosed by either Party or their Affiliates under that certain Mutual Confidentiality Agreement dated October 10, 2017 (the “CDA”) pertaining to subject matter within the scope of this Agreement will be treated as “Confidential Information” hereunder. The CDA will continue in full force and effect as applied to a Party and its Affiliates with respect to subject matter outside the scope of this Agreement.

8.          Intellectual Property and Patents.

(a)          Data and Results. All data and results generated in or otherwise arising from performing the Study or the Fixed Dose Formulation Work, including all analyses prepared with respect thereto (collectively, “Study Results”) shall be jointly owned by the Parties and shall be deemed “Joint Inventions” for purposes of this Agreement. BeiGene agrees to provide SpringWorks with the Study Results via electronic data transfer in SAS format or as otherwise agreed by the Parties on a monthly basis. The Parties, working through the JSC shall prepare a draft clinical study report and “Tables, Figures and Listings” in connection with the Study and a copy of the final report for the Study. Neither Party will disclose any of the foregoing, or any of the Study Results or Joint Inventions, under confidentiality or otherwise, before disclosing same to the other Party at least thirty (30) days before any disclosure to any others (but in all events subject to any disclosure required by applicable law). Further, neither Party nor its Affiliates will disclose to any others, practice or otherwise use (including filing with any regulatory agency or IRB) any of the Study Results or Joint Inventions (even if public) except with the prior, written consent of the other Party (in its sole discretion), or as follows: (i) as expressly permitted under Article 9 or the remainder of this Article 8, (ii) to perform the Study or Fixed Dose Formulation Work, (ii) for its and its Affiliates’ own internal evaluations with respect to the Compounds and their use, (iii) to the extent required by applicable law, including in connection with any regulatory or other governmental filing to support such Party’s Compound (including in combination with any other therapeutic agents, but in all events without the other Compound), or (iv) if confidential, under confidentiality as required by Article 6 (including to third parties as provided in such Article). Without limiting the generality of the foregoing, absent further written agreement between the Parties, neither Party (nor any of their Affiliates or subcontractors, licensees or sublicensees) shall file or use any of the Study Results or Joint Inventions to support the clinical development or approval of any drug candidate, other than such Party’s Compound (including in combination with any other therapeutic agents, but in all events, (x) other than as set forth in Section 2(e) and (y) without the other Compound), unless required by law.

(b)          Joint Inventions.

(i)          BeiGene and SpringWorks agree that all rights to all (1) Study Results and (2) inventions and discoveries made or conceived in the course of the Study relating to the combination of, or the use together of, the BeiGene Compound and SpringWorks Compound shall belong jointly to BeiGene and SpringWorks (each of (1) and (2), “Joint Inventions”). BeiGene hereby assigns (and if such assignment cannot now be made hereby agrees to assign) to SpringWorks an undivided one-half interest in, to and under the Joint Inventions (and patent and other intellectual property rights arising therefrom) that are invented or created solely or jointly by BeiGene or by persons having an obligation to assign such rights to BeiGene or who otherwise worked on behalf of BeiGene under this Agreement. SpringWorks hereby assigns (and if such assignment cannot now be made hereby agrees to assign) to BeiGene an undivided one- half interest in, to and under any Joint Inventions (and patent and other intellectual property rights arising therefrom) that are invented or created solely or jointly by SpringWorks or by persons having an obligation to assign such rights to SpringWorks or who otherwise worked on behalf of SpringWorks under this Agreement.

(ii)         If both Parties desire to file a patent application in respect of any Joint Invention (a “Joint Patent”), the Parties will do so at their joint expense and assist each other in the preparation, filing and prosecution of such Joint Patent application shall be discussed in good faith between the Parties and no patent application in respect of such Joint Invention may be filed without the agreement of the Parties; provided, that, if one Party does not desire to file a patent covering any such Joint Invention, then no such patent may be pursued without the other Party’s prior written consent (which may be withheld in its sole discretion). Subject to the foregoing proviso, the terms of this Agreement, and any other agreement between the Parties, BeiGene and SpringWorks shall each be entitled to use said Joint Inventions and Joint Patent without accounting to the other Party and without the consent of the other Party. Without limiting the foregoing, in the event that the Parties cannot agree regarding which Party should be responsible for filing for, and maintaining, a Joint Patent, neither Party shall have any tie-breaking vote but such matter will instead be subject to Article 16.

(iii)        The enforcement and defense of any Joint Patent will be subject to further agreement between the Parties; absent agreement, the following shall apply: BeiGene shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any third party that is marketing, or seeking to market, a compound in the same class as the BeiGene Compound, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that BeiGene fails to initiate or defend such action within thirty (30) days after being first notified of such infringement, SpringWorks shall have the right to do so at its sole expense. Similarly, SpringWorks shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any third party that is marketing, or seeking to market, a compound in the same class as the SpringWorks Compound or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that SpringWorks fails to initiate or defend such action within thirty (30) days after being first notified of such infringement, BeiGene shall have the right to do so at its sole expense.

(c)          Sole Inventions. The Parties agree that all rights, title and interest in and to inventions and discoveries relating solely to the BeiGene Compound (and its use) that are made or conceived in the course of the Study (by or on behalf of BeiGene, SpringWorks, or jointly) (“BeiGene Compound Inventions”), will be the exclusive property of BeiGene and BeiGene shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions, and, no license is granted to SpringWorks with respect thereto. The Parties agree that all rights, title and interest in and to inventions and discoveries relating solely to the SpringWorks Compound (and its use) that are made or conceived in the course of the Study (by or on behalf of BeiGene, SpringWorks, or jointly) (“SpringWorks Compound Inventions”), will be the exclusive property of SpringWorks and SpringWorks shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions, and, no license is granted to BeiGene with respect thereto.

(d)          Assistance. To the extent that any right, title or interest in or to any inventions and discoveries discovered, invented, created or otherwise generated under this Agreement (including Joint Inventions and Joint Patents) vests in a Party or its Affiliate, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement (including under Section 8(a), 8(b)(i)and 8(c)), such Party (or its Affiliate) shall, and hereby does, and agrees to if not now possible, irrevocably assigns to the other Party any and all such right (including all intellectual property rights), title and interest in, to and under such inventions or discoveries to the other Party without the need for any further action by any Party. All of the employees, officers and consultants of each Party that are engaged in the performance of its obligations or exercise of its rights under this Agreement (and any other third parties engaged by such Party) shall have executed agreements assigning to such Party all inventions and other inventions and discoveries discovered, invented, created or otherwise generated during the course of and as the result of their association with such Party, obligating the individual upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any patent applications disclosing or claiming such inventions. When a Party is prosecuting and maintaining any patent or patent application in accordance with the foregoing Section 8(a), (b) or (c), as applicable, or is enforcing a patent right or defending an action as described in Section 8(b) with respect to any Joint Patent, then upon reasonable request by such Party, the other Party shall reasonably assist in such prosecution, maintenance, defense, or enforcement, as applicable, at the requesting Party’s reasonable costs, including if required or desirable, furnishing documents and information, and executing all necessary documents as the requesting Party may reasonably request or joining any such enforcement action as a party plaintiff.

(e)          Limitations on use of Confidential Information. BeiGene agrees to make no patent application based on SpringWorks Confidential Information, and SpringWorks agrees to make no patent application based on BeiGene Confidential Information, absent further written agreement between the Parties.

(f)           No Implied License. Except for the rights expressly granted under this Agreement (including the right for SpringWorks to use the BeiGene Compound solely for purposes of performing the Fixed Dose Formulation Work and performing its obligations with respect to the Study, for BeiGene to use the SpringWorks Compound solely for purposes of performing the Study or for a Party to use Compound supplied pursuant to Section 3), no right or license is granted by either Party to the other Party hereunder whether by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by such Party or its Affiliates, including the BeiGene IP and SpringWorks IP. All rights with respect to technology, know-how or intellectual property rights that are not specifically granted herein are reserved to the owner of such technology, know-how or intellectual property rights.

(g)          Effect of Compound Spin-Out Transaction. [***].

9.          Registration; Publicity; Securities Filings and Publications.

(a)          Registration. BeiGene will register the Study with the FDA’s Clinical Trials Registry (www.clinicaltrials.gov) and is committed to timely publication of the results of the Study following its completion.

(b)          Publicity. Except as required by applicable laws and except for the joint press release in the form to be mutually agreed and issued by the Parties within thirty (30) days of the Effective Date, (i) each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party and (ii) neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party, in each case ((i) and (ii) which shall not be unreasonably withheld or delayed, except for those disclosures for which consent has previously been obtained or as otherwise provided herein.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)          Securities Filings. Each Party acknowledges and agrees that the other Party may submit a copy of this Agreement to, and/or include a description of the material terms of this Agreement in any filing with, the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction, or to such other persons as may be required by applicable laws; provided, that, (i) if such Party intends to submit a copy of this Agreement, such Party shall (A) reasonably consult and coordinate with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement and (B) if the other Party provides any comments to the proposed confidential treatment request, in good faith consider incorporating such comments and (ii) if such Party intends to include a disclosure of the material terms of this Agreement in any such filing or other submission, such Party shall (A) provide copies of the proposed disclosure to the other Party reasonably in advance of such filing or other submission and (B) if the other Party provides any comments to the proposed disclosure, in good faith consider incorporating such comments. Notwithstanding the foregoing, neither Party shall disclose Confidential Information of the other Party (other than this Agreement, including the terms hereof, as provided above) in any such submission or filing without the prior written consent of such other Party, which shall not be unreasonably withheld or delayed.

(d)          Publications. The Parties agree that prior to submission of the results of the Study or other Study Results for publication or presentation or any other dissemination of results including oral dissemination, the Party desiring to make such publication or presentation (the “Publishing Party”) shall inform the other Party (the “Reviewing Party”) regarding the content of the material to be published or presented, and the Reviewing Party’s prior written consent (in the Reviewing Party’s sole discretion) shall be required before any such publication or presentation, unless otherwise required by law. Without limiting the generality of the foregoing, the Publishing Party agrees not to include Confidential Information disclosed by the Reviewing Party to the Publishing Party pursuant to this Agreement in any publication without the prior written consent of the Reviewing Party (in the Reviewing Party’s sole discretion). If the Reviewing Party does not otherwise notify the Publishing Party of any objection to the publication or presentation within forty-five (45) days of being informed thereof by the Publishing Party, then the Reviewing Party shall be deemed to have granted such approval upon expiration of such period.

(i)          The Publishing Party agrees to include in all press releases, presentations and publications it makes related to a Study, specific mention, if applicable of the BeiGene Compound, when SpringWorks is the Publishing Party, or the SpringWorks Compound, when BeiGene is the Publishing Party. Even after any publication of any of the Study Results, each Party and its Affiliates will continue to be subject to the restrictions set forth in Section 8(a), to the extent applicable.

(e)          Required Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information, and each Party may disclose this Agreement, to the extent required by law or court order; provided, however, that the Party subject to such requirement promptly provides to the other Party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the other Party’s Confidential Information, or this Agreement, from public disclosure or limiting the other Party’s Confidential Information, or the portions of this Agreement, so disclosed.

10.         Indemnification; Insurance.

(a)          By SpringWorks. SpringWorks agrees to defend, indemnify and hold BeiGene and its Affiliates and their respective officers, employees, consultants or agents, harmless from and against all third party loss, damages, reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with any claim, proceeding, or investigation arising out of (i) the breach of this Agreement; (ii) any gross negligence or willful misconduct of SpringWorks; (iii) the manufacturing, packaging or labeling of the SpringWorks Compound by or on behalf of SpringWorks; or (iv) the use of the SpringWorks Compound separate and apart from the BeiGene Compound; provided, however, that such indemnification, defense, and hold harmless obligations shall not extend to claims, proceedings or investigations subject to indemnification by BeiGene under Section 10(b).

(b)          By BeiGene. BeiGene agrees to defend, indemnify and hold SpringWorks and its Affiliates and their respective officers, employees, consultants or agents, harmless from and against all third party loss, damages, reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with any claim, proceeding, or investigation brought by any third party and arising out of (i) the breach of this Agreement; (ii) any gross negligence or willful misconduct of BeiGene; (iii) the manufacturing, packaging or labeling of the BeiGene Compound; or

(i)          the use of the BeiGene Compound separate and apart from the SpringWorks Compound; provided, however, that such indemnification, defense, and hold harmless obligations shall not extend to claims, proceedings or investigations subject to indemnification by SpringWorks under Section 10(a).

(c)          Limitations. Notwithstanding Sections 10(a) and 10(b), each Party’s indemnification, defense and hold harmless obligations: (i) are subject to the compliance by all indemnified parties with applicable law; and (ii) do not apply to cover any liabilities resulting from a grossly negligent or wrongful act or failure to act on the part of any indemnified Party.

(d)          Procedures. A Party seeking indemnification shall promptly inform the other Party in writing of any claim or lawsuit which comes to the attention of the Party seeking indemnification and which could potentially give rise to a claim for indemnity against the other Party, shall not settle or compromise any claim without the written consent of the other Party, and shall assist and cooperate with the other Party in the investigation and defense of any claim. The indemnifying Party shall assume control of the defense and settlement of the claim, provided that the indemnified Party shall have the right to participate in such defense and any settlement negotiations with counsel of its own selection, at its sole expense.

(e)          Insurance. Prior to commencement of (i) the Study or (ii) Fixed Dose Formulation Work, whichever of (i) or (ii) shall first occur, each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the Term and for a period of five (5) years thereafter.

(f)          Disclaimers. WITH RESPECT TO MATTERS PERTAINING TO THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR REPRESENTATIVES WILL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL INDIRECT OR PUNITIVE DAMAGES OR AMOUNTS FOR LOSS OF INCOME, PROFITS OR SAVINGS, LOSS OF CONTRACTS OR OPPORTUNITY, OR COST OF CAPITAL REGARDLESS OF THE BASIS ON WHICH A PARTY IS ENTITLED TO CLAIM DAMAGES, WHETHER IN CONTRACT OR TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE. LIMITATIONS OR EXCLUSIONS OF LIABILITY HEREUNDER DO NOT APPLY TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS AND CONFIDENTIALITY AND NON-USE OBLIGATIONS AND OBLIGATIONS UNDER SECTIONS 2(e), 8(a)(ii), AND 8(e).

NEITHER PARTY REPRESENTS THAT THE STUDY SHALL LEAD TO ANY PARTICULAR RESULT, NOR IS THE SUCCESS OF THE STUDY GUARANTEED. NEITHER PARTY SHALL BE LIABLE FOR ANY USE THAT THE OTHER PARTY MAY MAKE OF THE CLINICAL DATA OR STUDY RESULTS NOR FOR ADVICE OR INFORMATION GIVEN IN CONNECTION THEREWITH.

11.         Force Majeure. If the performance of this Agreement by one of the Parties is prevented, hindered or delayed by reason of any cause beyond this Party’s control (war, riots, fire, strike, governmental laws), this Party shall be excused from performance to the extent that is necessarily prevented, hindered or delayed.

12.         Complete Agreement; Modification. The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement. This Agreement constitutes the sole, full and complete Agreement by and between the Parties with respect to the subject matter of this Agreement. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing, signed by the Parties and attached hereto.

13.         Assignment. Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, (a) all rights and obligations of either Party may be exercised or performed by its Affiliates, provided the contracting Party hereto remains primarily responsible for the performance of such Affiliate in accordance with the terms and conditions of this Agreement, the contracting Party waives any right that the other Party pursue any claims against any such Affiliate prior to pursuing a claim against the contracting Party, and the contracting Party shall have the sole right to pursue a claim against the other Party on behalf of itself or its Affiliates, and (b) either Party shall have the right, without the prior consent of the other Party, to assign this Agreement in full to (i) any Affiliate, provided the contracting Party hereto remains primarily responsible for the performance of such Affiliate in accordance with the terms and conditions of this Agreement and the contracting Party waives any right that the other Party pursue any claims against any such Affiliate prior to pursuing a claim against the contracting Party (ii) any third party in connection with a sale of all or substantially all of the assigning Party’s assets, or in connection with a merger, transfer of a going concern, sale of stock or other similar transaction (including by operation of law), in each case upon notice to the other Party or (iii) to any Affiliate or third party as part of a Compound Spin-Out Transaction pursuant to Section 8(g).

14.         Invalid Provision or Gaps. If single provisions of this Agreement are or become invalid or if there is a gap in the Agreement, the validity of the other provisions shall not be affected. In lieu of the invalid provision or in order to eliminate the gap, the Parties shall negotiate in good faith to agree upon a reasonable provision to carry out as nearly as practicable the original intention of the entire Agreement.

15.         Representations. Each of BeiGene and SpringWorks warrant and represent to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms; and (d) it has not been, and its principals have not been, debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b), or sanctioned by a U.S. Federal Health Care Program (as defined in 42 U.S.C. Sec. 1320 a-7b(f)), including the U.S. federal Medicare or a U.S. state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any U.S. federal agency or program. In the event that during the Term, either Party (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (ii) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, such Party shall immediately notify the other Party. Either Party also agrees that, in the event that either it or its principals becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, it shall immediately notify the other Party and the other Party shall have the right to terminate this Agreement pursuant to Section 4(b)(iv) without providing an additional cure period.

16.         Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed for all purposes in accordance with the laws of the State of New York without regard to conflict of laws principles. The Parties shall attempt to settle all disputes arising out of or in connection with the present Agreement in an amicable way. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the state courts located in the Borough of Manhattan, New York and to the United States District Court for the Southern District of New York as the initial filing court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum.

17.         No Limitation. Nothing in this Agreement shall (a) prohibit either Party from performing clinical studies other than the Study relating to its own Compound, either individually or in combination with any other compound or product, in any therapeutic area, or (b) create an exclusive relationship between the Parties with respect to any Compound, in each case ((a) and (b)) other than as set forth in Section 2(e).

18.         Counterparts and Due Execution. This Agreement and any amendment may be executed in two or more counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

19.         Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. References hereunder to “applicable law” include applicable rules and regulations, and to “third party(ies)” refer to non-Affiliated third party(ies). Use of “hereunder” or “herein” refers to this Agreement as a whole. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Article” or “Section” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the respective authorized representatives of the Parties have executed this Agreement as of the Effective Date.

BeiGene, Ltd.

/s/ John V. Oyler
Signature

John V. Oyler
Name

Chief Executive Officer
Title

SpringWorks Subsidiary 3, PBC

/s/ Saqib Islam
Signature

Saqib Islam
Name

Chief Executive Officer
Title

Exhibit A

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit D

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit E

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit F

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.